As filed with the Securities and Exchange Commission on November 20, 2018

Registration No. 333- _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-2560811
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

132 E. Putnam Avenue, Floor 2W Cos Cob, Connecticut 06807 (203) 861-4000	William J. Rouhana, Jr. Chairman and Chief Executive Officer Chicken Soup for the Soul Entertainment, Inc. 132 E. Putnam Avenue, Floor 2W Cos Cob, Connecticut 06807 (203) 861-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Office)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David Alan Miller, Esq.

Brian L. Ross, Esq.

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Telephone: (212) 818-8800

Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.0001 per share (3)	74,235	$8.93	$662,547	$80.30
9.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share (4)	134,000	$24.73	$3,313,820	$401.63
Total	208,235		$3,976,367	$481.94

(1)	In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the common stock, as reported by the Nasdaq Global Market on November 19, 2018, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(3)	Represents shares of Class A Common Stock that were originally issued by us in a private placement in connection with the acquisition of Pivotshare, Inc., all of which are (i) subject to a lock-up which terminates with respect to 50% of such shares on November 22, 2019, and with respect to the remaining 50% of such shares on February 22, 2020 and (ii) held in a third-party escrow account to secure certain non-compete and non-solicit obligations of the selling stockholders, which terminates with respect to 25% of such shares on February 22, 2019, an additional 25% of such shares on August 22, 2019, and in equal monthly installments with respect to the balance of such shares until August 22, 2021.

(4)	Represents shares of 9.75% Series A Cumulative Redeemable Perpetual Preferred stock that were originally issued by us in a private placement in connection with the acquisition of Pivotshare, Inc., (i) all of which are subject to a lock-up which terminates with respect to 50% of such shares on November 22, 2019, and with respect to the remaining 50% of such shares on February 22, 2020, and (ii) 67,000 of which are held in a third-party escrow account to secure certain indemnification obligations of the selling stockholders, which terminates on August 22, 2019, subject to any then-existing claims against the escrow account.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated November 20, 2018

74,235 SHARES OF CLASS A COMMON STOCK (For Resale)

134,000 SHARES OF 9.75% SERIES A CUMULATIVE REDEEMABLE

PERPETUAL PREFERRED STOCK (For Resale)

This prospectus covers up to 74,235 shares of our Class A common stock, $0.0001 par value (“Class A Common Stock”) and 134,000 shares of our 9.75% Series A cumulative redeemable perpetual preferred stock, $0.0001 par value (“Series A Preferred Stock”) that may be offered for resale or otherwise disposed of by the selling stockholders set forth under the caption “Selling Stockholders” beginning on page 12 of this prospectus, including their pledgees, assignees, or successors-in-interest. The shares offered for resale consist of shares of Class A Common Stock and Series A Preferred Stock issued by us in connection with the acquisition of Pivotshare, Inc.

We will not receive any proceeds from the sale or other disposition of the shares by the selling stockholders.

Our Class A Common Stock is listed for trading on the Nasdaq Global Market under the symbol “CSSE” and our Series A Preferred Stock is listed for trading on the Nasdaq Global Market under the Symbol “CSSEP.” On November 19, 2018, the last reported sale prices of our Class A Common Stock and Series A Preferred Stock were $8.80 and $24.77, respectively.

In addition to our Class A Common Stock, we have outstanding Class B common stock, $0.0001 par value (“Class B Common Stock”). Our Class B Common Stock is not publicly traded and the vast majority of it is controlled and beneficially owned by our chief executive officer. Holders of shares of Class A Common Stock and Class B Common Stock have substantially identical rights, except that holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to ten votes per share. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our charter. Each share of Class B Common Stock may be converted into a share of Class A Common Stock at any time at the election of the holder.

The aggregate market value of our outstanding voting common equity (i.e., our Class A and Class B Common Stock) held by non-affiliates is $40,609,250, based on a last sale price of $10.74 per share of our Class A Common Stock on September 27, 2018. As of the date hereof, excluding the securities offered hereby, 0 shares of our Class A Common Stock and 138,000 shares of our Series A Preferred Stock have been sold pursuant to General Instruction I.B.6 of Form S-3 during the preceding 12 months.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 10 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2018

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 (the “Registration Statement”) that we have filed with the Securities and Exchange Commission (the “SEC”). It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” beginning on page 16 of this prospectus. You should also read and consider the additional information contained in the documents that we have incorporated into this prospectus by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to give or provide any information different from the information that is contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

CERTAIN CORPORATE INFORMATION AND DEFINITIONS

Our company, Chicken Soup for the Soul Entertainment, Inc., is referred to in this prospectus as “CSSE,” the “Company,” or “we” or similar pronouns. References to:

•	“CSS Productions” means Chicken Soup for the Soul Productions, LLC, our immediate parent;

•	“CSS” means Chicken Soup for the Soul, LLC, our intermediate parent company;

•	“CSS Holdings” means Chicken Soup for the Soul Holdings, the parent company of CSS and our ultimate parent company;

•	“Screen Media” means Screen Media Ventures, LLC, a wholly owned subsidiary of CSSE;

•	“A Plus” means A Sharp Inc. (d/b/a Plus), an operating subsidiary owned 75% by CSS, 23% by Ashton Kutcher and 2% by other stockholders; and

•	“Pivotshare” means Pivotshare, Inc., a wholly owned subsidiary of CSSE.

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PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before deciding to invest in our securities. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” below and appearing elsewhere in this prospectus, including those described in documents incorporated by reference herein, and those described in any applicable prospectus supplement.

Overview

CSSE is a growing media company building online video on-demand (“VOD”) networks that provide positive and entertaining video content for all screens. We also curate, produce and distribute long- and short-form video content that brings out the best of the human spirit, and distribute the online content of our affiliate, A Plus. We are aggressively growing our business through a combination of organic growth, licensing and distribution arrangements, acquisitions and strategic relationships. We are also expanding our partnerships with sponsors, television networks and independent producers. Our subsidiary, Screen Media, is a leading global independent television and film distribution company, which owns one of the largest independently owned television and film libraries. We also own Popcornflix®, a popular online advertiser-supported VOD (“AVOD”) network, Pivotshare, a subscription-based VOD network, Truli.com, a faith-based AVOD network, and four additional AVOD networks, which collectively have rights to exhibit tens of thousands of hours of movies and television episodes.

We have an exclusive, perpetual and worldwide license agreement (“CSS License Agreement”) with our intermediate parent, CSS, a publishing and consumer products company, to create and distribute video content under the Chicken Soup for the Soul® brand (the “Brand”).

We operate in three areas:

•	Online Networks. In this segment, we distribute and exhibit VOD and AVOD content directly to consumers across all media platforms, such as smartphones, tablets, gaming consoles and the web through our Popcornflix®, A Plus, Pivotshare, and Truli networks. Popcornflix® had 15 million active users in 2017.

•	Television and Film Distribution. In this segment, we distribute movies and television series worldwide to consumers through license agreements across all media, including theatrical, home video, pay-per-view, free, cable and pay television, VOD and new digital media platforms worldwide. We own the copyright or long-term distribution rights to more than 1,200 television series and feature films.

•	Television and Short-Form Video Production. In this segment, we partner with highly regarded independent producers to develop and produce our video content, including Brand-related content.

Since our inception in January 2015, our business has grown rapidly. For the full year 2017, our audited net revenue was $10.7 million, as compared to 2016 audited net revenue for the full year of $8.1 million. For the nine months ended September 30, 2018, our net revenue was $15.1 million, as compared to net revenue for the nine months ended September 30, 2017 of $2.3 million. These increases were primarily due to the acquisition of Screen Media in November 2017 and the growth of our online networks and television and short-form video production business. We had audited net income of $22.8 million for the full year 2017, as compared to a full year audited net income of $0.8 million in 2016. The full year 2017 included a gain on bargain purchase of $24.3 million and acquisition-related expenses of $2.2 million relating to the acquisition of Screen Media, as discussed in the 2017 10-K under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Acquisition of Screen Media.”

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For the nine months ended September 30, 2018, our net loss available to common stockholders (after preferred stock dividends of $0.4 million) was $2.1 million, as compared to a net loss for the nine months ended September 30, 2017 of $1.4 million.

Our 2017 unaudited Adjusted EBITDA was $4.0 million for the full year, as compared to full year 2016 unaudited Adjusted EBITDA of $3.8 million. For the nine months ended September 30, 2018, our unaudited Adjusted EBITDA was $5.2 million, as compared to unaudited Adjusted EBITDA for the nine months ended September 30, 2017 of $0.5 million. Adjusted EBITDA is defined in the section titled “—Reconciliation of GAAP Net Income as Reported to Adjusted EBITDA”.

To date we have reported the vast majority of our revenue and net income in the fourth quarter of each year. We have begun to sign some sponsorship contracts for 2018 and subsequent years, and are beginning production of some series, earlier in the year than in recent years. This has resulted in more balanced revenue across the third quarter of 2018, and should continue to result in more balanced revenue across the fourth quarter of 2018 and subsequent years. Additionally, revenue from both our online networks and television and film distribution business areas are more evenly spaced throughout the year, which should result in more balanced revenue, net income and Adjusted EBITDA going forward across all quarters of each year. While the operating results in these areas are expected to be more evenly distributed over fiscal quarters, the fourth quarter is generally the strongest quarter and the second quarter is generally the weakest quarter.

Business Strategy

Our vision is to use our solid core of traditional media production and distribution assets to build a powerful portfolio of online VOD networks and assets. Our production and distribution businesses generate current revenue and Adjusted EBITDA to fund our rapidly growing online networks. We will build and acquire assets such as content libraries, digital publishers with content related to our own, and stand-alone VOD networks.

One of our fundamental objectives is to continue to grow our VOD networks to create a “network of networks” as we continue to increase our content offerings to critical mass. Our strategy is to build our library of video content through a combination of Chicken Soup for the Soul original video content and opportunistic acquisitions of third-party video content libraries, such as our transformative acquisition of Screen Media, or other rights to video content as distressed networks seek to monetize their content libraries. We now own exhibition or distribution rights to over 34,000 hours of programming across our various platforms.

Online Networks

Our acquisition of Screen Media accelerated our entry into the direct-to-consumer VOD market through Popcornflix®. Popcornflix® has an extensive footprint with apps that have been downloaded by more than 25 million smartphones and other devices using iOS, Android and other operating systems. Popcornflix® had 15 million active users in 2018.

Popcornflix® is one of the largest AVOD services. Under the Popcornflix® brand, we operate a series of direct-to consumer advertising supported channels. On Popcornflix®, we have the rights to exhibit more than 3,000 films and approximately 60 television series comprised of approximately 1,500 episodes, with new content added regularly. As a “free-to-consumer” digital streaming channel, Popcornflix® is an extremely popular online video platform that can be found on the web, iPhones and iPads, Android products, Roku, Xbox, Amazon Fire, Apple TV, Chromecast and Samsung and Panasonic Internet-connected televisions, among others. Popcornflix® is currently available in 56 countries and territories, including the United States, United Kingdom, Canada, Australia, the Scandinavian countries, Germany, France, Hong Kong and Singapore, with additional countries and territories to be added.

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While Popcornflix® is currently an advertiser-supported VOD network, we expect to expand in subscription-based VOD networks.

Our entry into subscription-based VOD was recently initiated by our acquisition of the Pivotshare VOD network in August 2018. Pivotshare is comprised of a series of subscription-based VOD channels with 28,000 hours of programming. The network generates approximately $2.5 million in gross billings and has approximately 25,000 paid subscriptions with average monthly billings of $9 per subscription.

In addition to Popcornflix® and Pivotshare, we derive online networks revenue from our exclusive distribution relationship with A Plus, our affiliate, which develops and distributes high-quality, empathetic short-form videos and articles to millions of people worldwide. Our distribution relationship with A Plus allows us to accelerate the growth of our video library by providing us with content developed and distributed by A Plus that is complementary to the Brand.

In October 2018, we completed the acquisition of the assets of Truli Media Corp., a global family-friendly and faith-based online video channel (“Truli”). The Truli content library includes 2,500 hours of programming and brings us an additional 630,000 Facebook fans. Truli’s content fits strategically in our plans and includes film, television, music videos, sports, comedy and educational material. With the completion of the acquisition, Truli becomes our seventh advertiser-supported VOD channel.

Television and Film Distribution

We distribute television series and films worldwide through Screen Media. We own the copyright or long-term distribution rights to approximately 3,500 hours of television series and feature films, representing one of the largest independently owned libraries of filmed entertainment in the world. We distribute our television series and films through direct relationships across all media, including theatrical, home video, pay-per-view, free, cable and pay television, VOD and emerging digital media platforms worldwide.

Screen Media’s distribution capabilities across all media will allow us to distribute our produced television series directly and eliminate the distribution fees (as much as 30% of revenue) that we currently pay to third parties for distribution of the rights we retain when we produce series with our sponsors. We believe that the cost savings from Screen Media’s distribution capabilities will enhance our revenue and profits from our produced television series.

We have distribution licensing agreements with numerous VOD services across all major platforms, such as cable and satellite VOD and Internet VOD, which includes TVOD for rentals or purchases of films, AVOD for free-to-viewer streaming of films supported by advertisements and SVOD for unlimited access to films for a monthly fee.

Our cable and satellite VOD distribution agreements include those with DirecTV, Cablevision (Altice USA), Verizon and In Demand (owned by Comcast, Charter and Time Warner Cable). Our Internet VOD distribution agreements include those with Amazon, iTunes, Samsung, YouTube, Hulu, Xbox, Netflix, Sony and Vudu, among others.

We are rapidly expanding international distribution of our content through agreements with iTunes, Sony PlayStation and Xbox, among others. Under these agreements, our titles are available on iTunes, Sony PlayStation and Xbox in the United Kingdom, Australia, France, Germany, Italy and Hong Kong, with additional territories added regularly.

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Television and Short-Form Video Production

We utilize the Chicken Soup for the Soul brand, together with our management’s industry experience and expertise, to generate revenue through the production and distribution of video content. We partner with sponsors and use highly-regarded independent producers to develop and produce video content. Using this approach provides us with access to a diverse pool of creative ideas for new video content projects and allows us to scale our business on a variable cost basis. We currently have producer agreements or arrangements in place with a number of these producers, including Litton Entertainment (a Hearst company). We anticipate entering into relationships with additional independent producers.

We seek committed funding from corporate and foundation sponsors covering more than the production costs prior to moving forward with a project. Since we seek to secure both the committed funding and production capabilities for our video content prior to moving forward with a project, we have high visibility into the profitability of a particular project before committing to proceed with such project. In addition, we take limited financial risk on developing our projects.

Corporate and foundation sponsors with which we work include HomeAway, Hilton Grand Vacations, American Humane, BISSELL Homecare, Inc., the Boniuk Foundation, Michelson Found Animals Foundation and the Morgridge Family Foundation, and we are currently in discussions with numerous others. We endeavor to retain meaningful back-end rights to our video content in these relationships, which provides opportunities for improved profitability and enhances our library value.

Our long-form video content consists of 30- to 60-minute episodic programs typically distributed initially on traditional television or cable networks. Our current long-form video content projects include:

•	Chicken Soup for the Soul’s Hidden Heroes (‘‘Hidden Heroes’’). The multi-award winning Hidden Heroes is hosted by Brooke Burke and recently completed its third season on The CW Network. The Boniuk Foundation has agreed to sponsor a fourth season of Hidden Heroes. A segment of Hidden Heroes can be seen at https://cssentertainment.com/hiddenheroes.

•	Being Dad, a Chicken Soup for the Soul Original Series (“Being Dad”). This series is an intimate, revealing and entertaining portrait of nine men who are tackling one of the most important roles in the world: fatherhood. The episodes are about the lives of dads who are facing challenges that are simultaneously unique and universal. For example, a farmer teaches his teenage daughter to drive; a single dad re-enters the dating scene; a touring rock musician takes his family with him on the road; an over-protective dad struggles with his autistic daughter’s growing independence; and gay dads deal with the emotional complexities of adoption. The fathers are different ages, races, and religions, but they are all bound by the singular belief that raising their children is life’s greatest gift.

•	Vacation Rental Potential. This new television show gives viewers the information and inspiration needed to realize their dreams of using real estate entrepreneurship to obtain financial success. Hosted by Holly Baker, Vacation Rental Potential offers insight on how to make the dream of vacation homeownership possible. The show premiered on A&E Network in December 2017. In April 2018, Vacation Rental Potential was renewed for a second season by HomeAway.

Our short-form video content, including our branded short-form video content known as Sips, is receiving increased focus from our advertisers and sponsors. Such short-form video content is typically exhibited through online video content distribution and social media platforms, such as YouTube, Facebook, Yahoo, Diply, Gateway Media, SheKnows, Rumble and Liquid Social among others, as well as on the social media channels of Chicken Soup for the Soul and our sponsors. A Plus is adding more short-form video content, and we are focusing on acquisitions in this space. Increasing revenue from short-form video will make our business less lumpy and assist in reducing the relative size of fourth quarter revenue compared to other quarters.

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Competition

Video content production and distribution direct to consumers are highly competitive businesses. We face competition from companies within the entertainment business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation, video games, the internet and other cultural and computer-related activities. We compete with the major studios, numerous independent motion picture and television production companies, television networks, pay television systems and online media platforms for the services of performing artists, producers and other creative and technical personnel, and production financing, all of which are essential to the success of our businesses.

In addition, our video content competes for media outlet and audience acceptance with video content produced and distributed by other companies. As a result, the success of any of our video content is dependent not only on the quality and acceptance of a particular production, but also on the quality and acceptance of other competing video content available in the marketplace at or near the same time.

Given such competition, and our stage of development, we intend to initially emphasize a lower cost structure, risk mitigation, reliance on financial partnerships and innovative financial strategies. Our cost structures are designed to utilize our flexibility and agility as well as the entrepreneurial spirit of our employees, partners and affiliates, in order to provide creative, desirable video content.

Intellectual Property

Under the CSS License Agreement, we have been granted the perpetual, exclusive, worldwide license by CSS to produce and distribute video content using the Brand and related content, such as stories published in the Chicken Soup for the Soul books. Chicken Soup for the Soul and related names are trademarks owned by CSS. We have the proprietary rights (including copyrights) in all our Sips and content that we produce. With the acquisition of Screen Media, we now own copyrights or global long-term distribution rights to Screen Media film library as well as Screen Media’s AVOD application Popcornflix®.

We rely on a combination of confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and intellectual property rights.

Employees

As of September 30, 2018, we had 33 direct employees. The services of certain personnel, including our chairman and chief executive officer, vice chairman and chief strategy officer, our senior brand advisor, and chief financial officer, are provided to us under the CSS Management Agreement and are not included as direct employees of the Company. We also utilize many consultants in the ordinary course of our business and hire additional personnel on a project-by-project basis. We believe that our employee and labor relations are good, and we are committed to inclusion and strict policies and procedures to maintain a safe work environment.

Corporate Information

We are a Delaware corporation formed on May 4, 2016. CSS Productions, our predecessor and immediate parent company, was formed in December 2014 by CSS, and initiated operations in January 2015. We were formed to create a discrete entity focused on video content opportunities using the Brand. In May 2016, pursuant to the terms of the contribution agreement among CSS, CSS Productions and the Company (the “CSS Contribution Agreement”), all video content assets (the “Subject Assets”) owned by CSS, CSS Productions and their CSS subsidiaries were transferred to the Company in consideration for its issuance to CSS Productions of 8,600,568 shares of the Company’s Class B common stock. Since the date of the CSS Contribution Agreement, CSS Productions has transferred certain of these shares of Class B common stock to third parties and certain of these shares of Class B common stock have been converted into Class A Common Stock at the election of the holders thereof. Concurrently with the consummation of the CSS Contribution Agreement, certain rights to receive payments under certain agreements comprising part of the Subject Assets owned by Trema, LLC (“Trema”), a company principally owned and controlled by William J. Rouhana, Jr., the Company’s chairman and chief executive officer, were assigned to the Company under a contribution agreement (the “Trema Contribution Agreement”) in consideration for the Company’s issuance to Trema of 159,432 shares or our Class B common stock. Thereafter, CSS Productions’ operating activities ceased, and the Company continued the business operations of producing and distributing the video content.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As long as we are an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

•	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

•	Reduced disclosure obligations regarding executive compensation; and

•	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may remain an “emerging growth company” until as late as December 31, 2022, the fiscal year-end following the fifth anniversary of the completion of our initial public offering, though we may cease to be an emerging growth company earlier under certain circumstances, including if (a) we have more than $1 billion in annual gross revenue in any fiscal year, (b) the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 or (c) we issue more than $1 billion of non-convertible debt over a three-year period.

Reconciliation of GAAP Net Income as Reported to Adjusted EBITDA:

In addition to the results reported in accordance with generally accepted accounting principles (“GAAP”), we use a financial measure, which is not recognized under GAAP, as a supplemental indicator of our operating performance. This non-GAAP financial measure is provided to enhance the reader’s understanding of our historical and current financial performance. Management believes that this measure provides useful information in that it excludes amounts that are not indicative of our core operating results and ongoing operations and provides a more consistent basis for comparison between periods. The non-GAAP financial measure that we currently use is Adjusted EBITDA which is defined as follows:

“Adjusted EBITDA” means earnings before interest, taxes, depreciation, amortization, acquisition-related costs, consulting fees related to the acquisition of Screen Media, and non-cash share-based compensation expense, and adjustments for other identified charges, such as costs incurred to form our company and to prepare for the offering of our Class A Common Stock to the public, prior to our initial public offering (“IPO”). Adjusted EBITDA does not include the gain on bargain purchase of Screen Media. Identified charges also include the cost of maintaining a board of directors prior to being a publicly traded company. As our IPO has been completed, director fees are deducted from Adjusted EBITDA. Adjusted EBITDA is not an earnings measure recognized by GAAP and does not have a standardized meaning prescribed by GAAP; accordingly, Adjusted EBITDA may not be comparable to similar measures presented by other companies. We believe Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. The most comparable GAAP measure is operating income.

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A reconciliation of net (loss) income to Adjusted EBITDA for the nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016 is as follows:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2018	2017	2017	2016
Net (loss) income available to common stockholders, as reported	$(2,093,662)	$(1,355,071)	$22,789,498	$781,133
Gain on bargain purchase	-	-	(24,321,747)	-
Preferred dividends	422,779	-	-	-
Provision for (benefit from) income taxes	927,000	(87,000)	(182,000)	439,000
Interest expense, net of interest income	231,462	1,174,011	1,179,223	560,056
Film library amortization, included in cost of revenue (non-cash)	3,656,515	-	1,378,869	-
Share-based compensation expense	736,792	474,772	638,258	1,542,041
Acquisition-related costs and other one-time consulting fees	428,132	-	2,226,480	-
Screen Media platform launch costs	270,000	-	-	-
Reserve for bad debts	161,212	-	-	-
Amortization	164,619	-	9,819	-
Organization costs and directors costs, prior to IPO	-	290,124	290,124	228,615
All other nonrecurring costs	296,251	-	-	225,828
Adjusted EBITDA	$5,201,100	$496,836	$4,008,524	$3,776,673

Background of the Offering

Acquisition of Pivotshare

On August 22, 2018, we acquired all of the outstanding common stock and preferred stock of Pivotshare for approximately $4.35 million, comprised of (i) 134,000 shares of our Series A Preferred Stock, each share having a stated value of $25.00, (ii) 74,235 shares of Class A Common Stock, and (iii) approximately $258,000 in cash. We granted registration rights in all of the Class A Common Stock and Series A Preferred Stock issued in connection with the Pivotshare acquisition, subject to the lock-up and escrow restrictions described below.

The shares of Series A Preferred Stock and Class A Common Stock issued in connection with the acquisition of Pivotshare are subject to a lock-up agreement. No portion of such shares may be sold by the selling stockholders prior to August 22, 2019. The lock-up will terminate with respect to 50% of such shares on November 22, 2019, and with respect to the remaining 50% of such shares on February 22, 2020.

All of the 74,235 shares of Class A Common Stock (the “Escrowed Common Stock”) issued in connection with the Pivotshare acquisition were deposited into a third-party escrow account, pursuant to an escrow agreement, to serve as security for certain non-compete and non-solicit obligations of Adam Mosam. Subject to any claims made against the Escrowed Common Stock, the Escrowed Common Stock will be released from escrow as follows: (i) 25% of the Escrowed Common Stock will be released within five business days of February 22, 2019, (ii) 25% of the Escrowed Common Stock will be released within five business days of August 22, 2019, and (iii) thereafter, the balance of the Escrowed Common Stock will be released in equal monthly installments, within five business days of the end of each month, during the period between August 22, 2019 and August 22, 2021. No Escrowed Common Stock may be sold by the selling stockholders while such shares are held in escrow.

Additionally, an aggregate of 67,000 shares of Series A Preferred Stock (the “Escrowed Preferred Stock”) issued in connection with the Pivotshare acquisition were deposited into a third-party escrow account, pursuant to an escrow agreement, to serve as security for certain indemnification obligations of Pivotshare and Adam Mosam. Subject to any indemnification claims made against the Escrowed Preferred Stock, the Escrowed Preferred Stock will be released from escrow on August 22, 2019. No Escrowed Preferred Stock may be sold by the selling stockholders while such shares are held in escrow.

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The Offering

Class A Common Stock to be offered by the selling stockholders	74,235 shares

Series A Preferred Stock to be offered by the selling stockholders	134,000 shares

Lock-Up Agreements	The selling stockholders may not transfer the Series A Preferred Stock or Class A Common Stock registered hereunder prior to August 22, 2019. The lock-up will terminate with respect to 50% of such shares on November 22, 2019, and with respect to the remaining 50% of such shares on February 22, 2020.

Escrow Agreements	The selling stockholders may not transfer the Escrowed Common Stock or Escrowed Preferred Stock until such shares are released from escrow. See “Prospectus Summary – Background of the Offering” beginning on page 8 of this prospectus for additional information.

Use of proceeds	All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholders, or their pledgees, assignees, or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling stockholders.

Nasdaq Global Market symbols	Class A Common Stock: CSSE

Series A Preferred Stock: CSSEP

Risk Factors	See “Risk Factors” beginning on page 10 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

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RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and those set forth in or incorporated by reference into this prospectus, including those set forth in our most recent annual report on Form 10-K, and those set forth in our quarterly reports on Form 10-Q for the fiscal quarters commencing after the end of the fiscal year covered by such annual report, and those set forth in our Registration Statement on Form S-1 declared effective on June 26, 2018 (File No. 333-225603) and in our Registration Statement on Form S-3 declared effective on October 19, 2019 (File No. 333-227596) and the prospectus supplement thereto. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our Class A Common Stock and Series A Preferred Stock could decline and you may lose all or part of your investment.

Only a limited market exists for our Class A Common Stock and Series A Preferred Stock, which could lead to price volatility.

Our Class A Common Stock and Series A Preferred Stock trade on the Nasdaq Global Market under the symbols “CSSE” and “CSSEP”, respectively. However, trading volumes for our Class A Common Stock and Series A Preferred Stock have historically been low. The limited trading market for our Class A Common Stock and Series A Preferred Stock may cause fluctuations in the market value of our stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market for our stock.

Sales of substantial amounts of our Class A Common Stock or Series A Preferred Stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our Class A Common Stock or Series A Preferred Stock, respectively.

All of the shares of Class A Common Stock and Series A Preferred Stock registered hereunder are subject to lock-up agreements, and may not be sold until November 22, 2019, with respect to 50% of such shares, and February 22, 2020, with respect to the remaining shares. Furthermore, the Escrowed Common Stock and Escrowed Preferred Stock may not be sold until such shares are released from escrow under the terms of their respective escrow agreements. See “Prospectus Summary – Background of the Offering” beginning on page 8 of this prospectus for additional information.

Nevertheless, the sale by the selling stockholders of a significant number of shares of Class A Common Stock, or the perception in the public markets that the selling stockholders may sell all or a portion of their Class A Common Stock as a result of the registration of such shares hereunder, could have a material adverse effect on the market price of our Class A Common Stock. Similarly, the sale by the selling stockholders of a significant number of shares of Series A Preferred Stock, or the perception in the public markets that the selling stockholders may sell all or a portion of their Series A Preferred Stock as a result of the registration of such shares hereunder, could have a material adverse effect on the market price of our Series A Preferred Stock.

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NOTE ON FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and in the documents incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus may include, for example, statements about our:

•	our limited operating history;

•	our financial performance, including our ability to generate revenue;

•	our inability to pay dividends if we fall out of compliance with our loan covenants in the future and then are prohibited by our bank lender from paying dividends

•	ability of our content offerings to achieve market acceptance;

•	success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	potential ability to obtain additional financing when and if needed;

•	ability to protect our intellectual property;

•	ability to complete strategic acquisitions;

•	ability to manage growth and integrate acquired operations;

•	potential liquidity and trading of our securities;

•	regulatory or operational risks;

•	downward revisions to, or withdrawals of, our credit ratings by third-party rating agencies;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

•	the time during which we will be an Emerging Growth Company (“EGC”) under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors incorporated by reference or described in “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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USE OF PROCEEDS

All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholders, or their pledgees, assignees, or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling stockholders.

SELLING STOCKHOLDERS

When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, assignees, donees, permitted transferees, successors, and others who later come to hold any of the selling stockholders’ interests in our securities other than through a public sale.

The selling stockholders acquired the shares of Class A Common Stock and/or the Series A Preferred Stock offered hereby as described in “Prospectus Summary – Background of the Offering” above. We are registering the resale of securities included in this prospectus in order to permit the selling stockholders to offer the shares for resale from time to time, subject to the lock-up and escrow agreements described in “Prospectus Summary – Background of the Offering” above.

The following “Class A Common Stock” table sets forth, as of the date of this prospectus:

•	the number of shares of Class A Common Stock beneficially owned by each selling stockholder prior to the offering, including the shares of Class A Common Stock underlying any warrants held by such selling stockholder;

•	the number of shares of Class A Common Stock offered for resale to the public by each selling stockholder; and

•	the number of shares of Class A Common Stock and the percentage of our common stock to be beneficially owned by each selling stockholder after the offering (assuming all of the Class A Common Stock is sold by such selling stockholder).

These tables have been prepared based solely on information supplied to us by the selling stockholders, or included in statements on Schedule 13D or 13G or other public documents filed by the selling stockholders with the SEC, and assumes the sale of all the shares offered hereby. The selling stockholders may sell all, some, or none of their shares in this offering. The selling stockholders identified in the table below may have sold, transferred, or otherwise disposed of some or all their shares since the date of this prospectus in transactions exempt from, or not subject to the registration requirements of, the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

Class A Common Stock

	Before Offering (1)		After Offering (1)
Selling Stockholder (2)	Shares of Class A Common Stock Owned Prior to the Offering	Shares of Class A Common Stock Being Registered	Shares of Class A Common Stock Owned After the Offering	Percent
Adam Mossam (3)	74,235	74,235	0	0

(1)	None of the selling holders own 1% or more of our outstanding Class A Common Stock and Class B Common Stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which the selling stockholder has voting or dispositive power, including any shares that the selling stockholder has the right to acquire within 60 days of the date hereof. The percentages of ownership after the offering are calculated based on 3,798,454 shares of Class A Common Stock and 7,817,238 shares of Class B Common Stock outstanding as of November 19, 2018.

(2)	The information in the table is based on information supplied to us by the selling stockholders. Other than as described in the footnotes below, none of the selling stockholders has, within the past three years, had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the selling stockholders are broker-dealers or affiliates of a broker-dealer.

(3)	Mr. Mossam is currently employed by the Company and by Pivotshare as a software engineer. The business address of Mr. Mossam is c/o Chicken Soup for the Soul Entertainment, Inc., 132 E. Putnam Avenue, Floor 2W Cos Cob, Connecticut 06807. Includes up to 74,235 shares of Class A Common Stock held in escrow to secure Mr. Mossam’s non-compete and non-solicit obligations.

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The following “Series A Preferred Stock” table sets forth, as of the date of this prospectus:

•	the number of shares of Series A Preferred Stock beneficially owned by each selling stockholder prior to the offering;

•	the number of shares of Series A Preferred Stock offered for resale to the public by each selling stockholder; and

•	the number of shares of Series A Preferred Stock and the percentage of our Series A Preferred Stock to be beneficially owned by each selling stockholder after the offering (assuming all of the Series A Preferred Stock is sold by such selling stockholder).

Series A Preferred Stock

	Before Offering (1)		After Offering (1)
Selling Stockholder (2)	Shares of Series A Preferred Stock Owned Prior to the Offering	Shares of Series A Preferred Stock Being Registered	Shares of Series A Preferred Stock Owned After the Offering	Percent
Adam Mossam (3)	40,000	40,000	0	0
Townsgate Media Fund, LLC	41,778	41,778	0	0
GGW Investment Partnership No. I, LP	52,222	52,222	0	0

(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which the selling stockholder has voting or dispositive power, including any shares that the selling stockholder has the right to acquire within 60 days of the date hereof. The percentages of ownership after the offering are calculated based on 918,497 shares of Series A Preferred Stock outstanding as of November 19, 2018.

(2)	The information in the table is based on information supplied to us by the selling stockholders. Other than as described in the footnotes below, none of the selling stockholders has, within the past three years, had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the selling stockholders are broker-dealers or affiliates of a broker-dealer.

(3)	Mr. Mossam is currently employed by the Company and by Pivotshare as a software engineer. The business address of Mr. Mossam is c/o Chicken Soup for the Soul Entertainment, Inc., 132 E. Putnam Avenue, Floor 2W Cos Cob, Connecticut 06807. Includes up to 20,000 shares of Series A Preferred Stock held in escrow to secure the selling stockholders’ indemnification obligations.

(4)	The business address of this entity is 26500 W Agoura Road, Suite 102-595, Calabasas, CA 91302. Includes up to 20,889 shares of Series A Preferred Stock held in escrow to secure the selling stockholders’ indemnification obligations.

(5)	The business address of this entity is 27425 Springmist Lane, Laguna Niguel, CA 92677. Includes up to 26,111 shares of Series A Preferred Stock held in escrow to secure the selling stockholders’ indemnification obligations.

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PLAN OF DISTRIBUTION

Subject to the lock-up and escrow agreements described in “Prospectus Summary – Background of the Offering” beginning on page 8 of this prospectus, the selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares or interests in such shares of Class A Common Stock and/or Series A Preferred Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. The selling stockholders may offer their shares of Class A Common Stock and/or Series A Preferred Stock at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of the shares or interests therein:

•	any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in the over the counter market;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution or other future transaction exchange-related transaction in accordance with the rules of the applicable exchange or exchange-related transaction;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the pledged shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares in other circumstances, in which case the pledgees, assignees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the beneficial owner; (2) any material relationship the beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of shares owned by the beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of shares to be owned by the beneficial owner after the offering is complete.

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In connection with the sale of our shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from the sale of shares offered by this prospectus.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, the shares may not be sold unless they have been registered or qualified for sale under the applicable state securities laws, or an exemption from registration or qualification requirements is available and is complied with, or registration or qualification is otherwise not required.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

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LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Graubard Miller, New York, New York. Graubard Miller and certain of its partners and family members own shares of the Class A Common Stock and Class W Warrants to purchase shares of Class A Common Stock of CSSE and certain Class B membership interests in CSS Holdings, our ultimate parent company.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of Rosenfield and Company, PLLC, an independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

The registration statement and our SEC filings, including the documents referred to below under “Information Incorporated by Reference,” are also available on our website, www.CSSE.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of such registration statement and prior to the sale of all of the shares offered hereby:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 30, 2018;

•	our quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2018 filed with the SEC on May 10, 2018, for the fiscal quarter ended June 30, 2018 filed with the SEC on August 14, 2018, and for the fiscal quarter ended September 30, 2018 filed with the SEC on November 14, 2018;

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•	our current reports on Form 8-K filed with the SEC on each of July 18, 2018, July 31, 2018, August 12, 2018, August 17, 2018, August 28, 2018, September 17, 2018, October 19, 2018, October 25, 2018, November 8, 2018, November 13, 2018, November 16, 2018, and November 19, 2018;

•	our proxy statement on Schedule 14A filed with the SEC on April 27, 2018;

•	our registration statement on Form 8-A effective on August 17, 2017, registering our Class A Common Stock under Section 12(b) of the Exchange Act;

•	our registration statement on Form 8-A effective on June 26, 2018, registering our Series A Preferred Stock under Section 12(b) of the Exchange Act;

•	our registration statement on Form S-1, filed with the Commission on June 13, 2018, declared effective on June 26, 2018 (File No. 333-225603), as thereafter amended or supplemented, including in the prospectus constituting part of such registration statement filed pursuant to Rule 424(b) under the Securities Act on June 27, 2018; and

•	our registration statement on Form S-3, filed with the Commission on September 28, 2018, declared effective on October 19, 2018 (File No. 333-227596), as thereafter amended or supplemented, including in the prospectus constituting part of such registration statement filed pursuant to Rule 424(b) under the Securities Act on November 15, 2018.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering described herein will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Chicken Soup for the Soul Entertainment, Inc. 132 E. Putnam Ave., Floor 2W, Cos Cob, Connecticut 06807, telephone number (203) 861-4000. You may also access the documents incorporated by reference as described under “Where You Can Find More Information.”

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, are as follows:

SEC registration fee	$481.94
Listing fees and expenses	$15,000.00
Accounting fees and expenses	$15,000.00
Miscellaneous	$15,000.00
Total	$45,481.94

Item 15.	Indemnification of Directors and Officers.

CSSE’s certificate of incorporation and by-laws provide that all directors and officers shall be entitled to be indemnified by such company to the fullest extent permitted by law. The certificate of incorporation provides that CSSE may indemnify to the fullest extent permitted by law all employees. CSSE’s by-laws provide that, if authorized by the Board of Directors, it may indemnify any other person whom it has the power to indemnify under section 145 of the Delaware General Company Law. Section 145 of the Delaware General Company Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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(c)    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)    Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

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(i)    For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eight of CSSE’s certificate of incorporation provides:

“The Company, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized hereby.”

Item 16.	Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-8.

Item 17.	Undertakings

(a)       The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(ii)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cos Cob, Connecticut, on the 20th day of November, 2018.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By:	/s/ William J. Rouhana, Jr.
Name:	William J. Rouhana, Jr.
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Rouhana, Jr. and Scott W. Seaton his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Position	Date

By:	/s/ William J. Rouhana Jr. .	Chairman and Chief Executive	November 20, 2018
	William J. Rouhana Jr.	Officer (Principal Executive Officer)

By:	/s/ Scott W. Seaton	Vice Chairman and Director	November 20, 2018
Scott W. Seaton

By:	/s/ Daniel M. Pess	Chief Financial Officer (Principal	November 20, 2018
	Daniel M. Pess	Financial and Accounting)

By:	*	Director	November 20, 2018
Amy Newmark

By:	*	Director	November 20, 2018
Peter Dekom

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Name		Position	Date

By:	*	Director	November 20, 2018
Fred Cohen

By:	*	Director	November 20, 2018
Christina Weiss Lurie

By:	*	Director	November 20, 2018
Diana Wilkin

*By Scott W. Seaton, Power of Attorney

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation(1)

3.2	Bylaws(1)

4.1	Specimen Class A Common Stock Certificate(1)

4.2	Certificate of Designations, Rights and Preferences of 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock(2)

4.3	Certificate of Amendment to the Certificate of Designations, Rights and Preferences of 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock(3)

4.4	Certificate of Amendment to the Certificate of Designations, Rights and Preferences of 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock(4)

5.1	Opinion of Graubard Miller

23.1	Consent of Rosenfield and Company, PLLC

23.2	Consent of Graubard Miller (included in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (set forth on signature page)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form 1-A (SEC File No. 024-10704).

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed June 29, 2018.

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 (SEC File No. 333-227596).

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed November 19, 2018.

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